American Dairy, Inc. Completes Private Placement

BEIJING, October 3, 2006 (BUSINESS WIRE) -- American Dairy, Inc. (NYSE Arca: ADY), one of the leading producers and distributors of milk powder and soybean products in China, announced today the completion of a private placement of $18.2 million of 7.75% convertible notes. The Company intends to use the proceeds from the sale of the notes for the expansion of processing, packaging and distribution facilities, including the previously announced processing plant in Gannan County. By 2009, American Dairy expects the Gannan County processing plant to increase the Company’s total processing capacity to over 1,700 tonnes of liquid milk per day. Currently, the Company can process 720 tonnes of liquid milk per day.

Under the terms of the financing, the Company issued $18.2 million of convertible notes with a coupon of 7.75%. The notes are convertible into the Company’s common shares at $14.50 per share, subject to certain conditions. The Company also issued warrants to purchase 251,000 shares of common stock at $14.50 to the note holders.

The Company is pleased to gain a new group of long-term investors through the private placement. Investors signed the initial term sheet on August 18, 2006, when the Company’s share price was approximately $13.00. Regarding future financing, the Company will work to limit shareholder dilution as much as possible.

The securities in this private placement have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. American Dairy, Inc. is obligated to register the shares, including the shares issuable upon exercise of the warrants, for resale on a registration statement to be filed within 90 days of the closing of the transaction.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities.

About American Dairy, Inc.
American Dairy, Inc. conducts operations in The People's Republic of China ("China") through its wholly owned subsidiary, Feihe Dairy. Founded in 1962, Feihe Dairy is one of the leading producers and distributors of milk powder and soybean products in China. Feihe Dairy is located in Kedong County, China, and has been in operation since 2001. American Dairy also has a milk powder processing plant, BaiQuan Feihe Dairy in Kedong County, and also has a milk powder processing plant in the city of Qiqihar, Heilongjiang Province. http://www.feihe.com/

Certain of the statements made herein constitute forward-looking statements that involve risks and uncertainties. In such instances, actual results could differ materially as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product and service development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products and services, and other risk factors detailed in forms filed with the Securities and Exchange Commission from time to time.

CONTACT
Ashley M. Ammon of Integrated Corporate Relations, Inc.
203-682-8200 (Investor Relations)
http://www.americandairyinc.com